Exhibit 99.1

      The Middleby Corporation Announces $0.25 Per Share Special Dividend

    ELGIN, Ill.--(BUSINESS WIRE)--Oct. 30, 2003--The Middleby Corporation (NASDAQ:MIDD), a global supplier of equipment to the foodservice industry, announced today that its Board of Directors has approved the payment of a $0.25 per common share special dividend to shareholders of record as of the close of business on November 12, 2003. The special dividend will be paid on or about December 19, 2003. The Company has approximately 9,038,000 common shares outstanding.
    Commenting on the Board's action, William F. Whitman, Jr., Chairman, said, "In light of the Company's recent earnings and strong cash flows the Board wanted shareholders to participate in the Company's progress."
    Shareholders may obtain additional information by contacting Mr. Martin Lindsay at The Middleby Corporation at (847) 429-7711.

    Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

    The Middleby Corporation is a leader in the design, manufacture, marketing and service of a broad line of equipment used for cooking and preparation of food in commercial and institutional kitchens and restaurants throughout the world. The company's leading equipment brands include Blodgett(R), Blodgett Combi(R), Blodgett Range(R), CTX(R), MagiKitch'n(R), Middleby Marshall(R), Pitco Frialator(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace and its international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.
    For further information about Middleby, visit the company's World Wide Web site, http://www.middleby.com.


    CONTACT: The Middleby Corporation
             David B. Baker, 847-429-7915
             Timothy J. FitzGerald, 847-429-7744
             Martin M. Lindsay, 847-429-7711